Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-234329 on Form S-3 and Registration Statement Nos. 333-207744, 333-218767, 333-225498 and 333-233092 on Form S-8 of our reports dated February 27, 2020, relating to the consolidated financial statements of Collegium Pharmaceutical, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Collegium Pharmaceutical, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 27, 2020